Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169974

PROSPECTUS SUPPLEMENT NUMBER 1
(to Prospectus dated October 19, 2010)

DIANA CONTAINERSHIPS INC.

This prospectus supplement, or the supplement, supplements and amends the information contained in our final prospectus dated October 19, 2010, filed pursuant to our registration statement on Form F-4 (File No. 333-169974) which became effective on October 19, 2010 (as further amended or supplemented, the ''Prospectus'') relating to the exchange, completed in November 2010, of our common shares previously issued in a private placement, for shares registered pursuant to the Securities Act of 1933, as amended.

This supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

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Diana Containerships Inc. (the "Company") has been advised that Diana Shipping Inc. ("Diana Shipping"), which currently owns approximately 55% of the Company's outstanding common stock, has announced a partial spin-off pursuant to which it will distribute 2,667,066 shares of common stock of the Company that it owns to shareholders of Diana Shipping, or 80% of Diana Shipping's interest in Diana Containerships Inc. The Company has been advised that the record date for the distribution is January 3, 2011 and that the distribution date is expected to be January 18, 2011.

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The Company has applied to list its common stock on the Nasdaq Global Market.  The Company's common stock is expected to begin trading on a "when-issued" basis on the Nasdaq Global Market under the symbol "DCIXV" beginning on or around January 3, 2011. The Company's common stock is expected to begin "regular-way" trading on January 19, 2011 under the symbol "DCIX".

Investing in our common shares involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common shares in ''Risk Factors'' beginning on page 13 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 23, 2010.

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